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                                                                   EXHIBIT 10.49

                               INDEMNITY AGREEMENT

        This Indemnity Agreement ("the Agreement") between Hyundai Electronics Industries Co., Ltd. ("HEI") and Maxtor Corporation, a Delaware corporation and its Subsidiaries (collectively the "Company") is made this 25th day of June, 1998.

        WHEREAS, Maxtor Corporation is a majority-owned subsidiary of Hyundai Electronics America ("HEA");

        WHEREAS, HEA currently owns 100% of Maxtor Corporation's Series A Preferred Stock;

        WHEREAS, Maxtor Corporation is contemplating a firm commitment, underwritten public offering of its Common Stock (the "Public Offering") pursuant to which HEA's Series A Preferred Stock would be converted into Common Stock and Maxtor Corporation would no longer be a Subsidiary of HEA;

        WHEREAS, HEI is licensed under certain patent rights owned by International Business Machines Corporation ("IBM") by an agreement (the "IBM Agreement") effective January 1, 1996 as amended and Maxtor Corporation has acquired a sublicense under the patent rights granted to HEI pursuant to a sublicense agreement effective January 1, 1996 (the "Sublicense Agreement") and desires to keep the sublicense;

        WHEREAS, Company as a Subsidiary of HEI may have enjoyed the benefit of cross license agreements between HEI and various third parties and Company now desires to be protected from certain claims of infringement of such third parties when Company is no longer a subsidiary of HEI.

        NOW THEREFORE, the parties hereto agree as follows:

1.      DEFINITIONS

        1.1. "Subsidiary" of a party means a corporation or other business entity, 50% or more of whose outstanding shares or securities, representing the right to vote for the election of directors or other managing authority, are now or hereafter, owned or controlled, directly or indirectly, by that party. Each such corporation or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists and provided that each such corporation or entity undertakes all obligations contained herein.

                                                             INDEMNITY AGREEMENT
                                                                   June 25, 1998
                                                                          PAGE 1

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2.      INDEMNITIES

        2.1    Indemnity for IBM Agreement

               2.1.1 Notwithstanding anything to the contrary in the Sublicense
               Agreement: HEI agrees, at its sole expense, to defend, indemnify and hold harmless Company for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses) which arise out of, are based on or relate to HEI's actions or omissions which constitute a breach of the IBM Agreement (and excluding any actions or omissions that are expressly permitted or required by the IBM Agreement), including, but not limited to a breach of its payment obligations to IBM, which result in a loss, damage or expense to Company. In the event of notice of termination of the IBM Agreement, HEI agrees to notify Company of such notice upon receipt by HEI. After receipt of such notice, Company shall have the option but not the obligation of curing any alleged breach by HEI on HEI's behalf and recovering any additional amounts actually paid to IBM, plus actual interest costs and/or exchange rate losses, from HEI. In the event of termination by IBM of the IBM Agreement pursuant to the provisions thereof, HEI shall not be obligated to negotiate, reinstate or otherwise obtain any license from IBM which grants licenses for Rotating Memory Products, as defined in the IBM Agreement.

               2.1.2 Notwithstanding anything to the contrary in the Sublicense Agreement Company agrees, at its sole expense, to defend, indemnify and hold harmless HEI for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses) which arise out of, are based on or relate to Company's actions or omissions which constitute a breach of either the IBM Agreement or the Sublicense Agreement, including, but not limited to a breach of its payment obligations to IBM, which result in a loss, damage or expense to HEI. Company's total liability under this
               Section is the total amount of money due to be paid by Company to IBM under the Sublicense Agreement, plus actual interest costs and/or exchange rate losses incurred by HEI. In the event of a breach by Company of any of its payment obligations to IBM, if Company pays to HEI the amount of money then due to IBM under the IBM Agreement plus actual interest costs and/or exchange rate losses, then HEI agrees to reinstate the sublicense rights originally granted to Company in the Sublicense Agreement if such rights have been terminated by HEI pursuant to Section 5 of the Sublicense Agreement for failure to make any payments required in the Sublicense Agreement.

                                                             INDEMNITY AGREEMENT
                                                                   June 25, 1998
                                                                          PAGE 2

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        2.2    Third Party Rights Indemnity

               2.2.1 During the period from the date that Company ceases to be a Subsidiary of HEA and for three years thereafter, in the event that

                        (a) a third party sues or brings any arbitration, claims proceedings or other action which arises out of, is based on, or relates to an allegation that Company has violated or infringed the patent rights of the third party relating to Rotating Memory Products, as defined in the IBM Agreement, and

                        (b) HEI had a license, contract or right with such third party at any time Company was a Subsidiary of HEI such that if Company had been a Subsidiary of HEI, the acts by Company claimed to violate or infringe such third party patent rights would have been licensed under such third party patent rights,

               HEI agrees, at its sole expense, to indemnify, defend, and hold harmless Company against any such arbitration, claims, proceedings, actions or demands which arises out of, is based on, or relates to an allegation that Company has violated or infringed the patent rights of such third party, but only to the extent that the acts by Company claimed to violate or infringe such third party patent rights would have been licensed under such third party patent rights if Company had been a Subsidiary of HEI at the time(s) such acts occurred.

               HEI's obligations pursuant to this Section 2.2.1 are contingent upon: (i) Company giving prompt written notice to HEI of any such claim, action or demand, and (ii) Company reasonably assisting in the defense, provided however that the failure of Company to give notice as provided herein shall not relieve HEI of its obligations pursuant to this Section 2.2.1 except to the extent such failure resulted in actual detriment to HEI.

               In addition, in the event that any such arbitration, claims, proceedings, actions or demands includes any claim, allegation, or demand which does not relate to alleged violation or infringement by Company of patent rights belonging to such third party, HEI's obligations pursuant to this Section 2.2.1 shall be limited to indemnification, defense, and/or hold harmless of such third party's claims, allegations, or demands that arise out of such third party's claims of patent violation or infringement.

               The obligations under this section 2.2.1 shall not apply to any action, claim, or proceeding by or on behalf of IBM.

               2.2.2 Company reserves the right, at its own expense, to participate in, but not control, the defense of the arbitration, claim, proceeding, action or demand with

                                                             INDEMNITY AGREEMENT
                                                                   June 25, 1998
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               separate counsel of its own choosing, but not to control the settlement thereof. If Company chooses to participate in the defense of the arbitration, claim, proceeding, action or demand, Company agrees to cooperate reasonably and in good faith with HEI. No settlement that provides for any loss or adverse consequence to Company shall be entered without Company's consent, which consent shall not be unreasonably withheld.

               2.2.3 HEI's obligations under Section 2.2.1 are limited to a cumulative amount of twenty five million dollars
               ($25,000,000.00), including all expenses incurred by HEI in investigating, settling, defending, or resolving claims by third parties pursuant to Section 2.2.1.

3.      ASSIGNMENT

        This Agreement shall not be transferable or assignable by either party hereto.

4.      MISCELLANEOUS

        4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their commercially reasonable efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

        4.2 Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.


                                                             INDEMNITY AGREEMENT
                                                                   June 25, 1998
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        4.3 Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and permitted assigns.

        4.4 Waivers. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        4.5 Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the effective date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

        4.6 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        4.7 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

        4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to its conflict of law provisions.

        4.09 Modifications. This Agreement may be modified or amended only pursuant to an instrument in writing executed by all the parties hereto.

        4.10 Entire Agreement. This Agreement and the Sublicense Agreement, as and to the extent modified by this Agreement, constitute the entire agreement among the parties relating to the subject matter hereof.


                                                             INDEMNITY AGREEMENT
                                                                   June 25, 1998
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        4.11 Notices. All notices, consents, requests, instructions, approvals and to her communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid to:

               HEI:          Hyundai Electronics Industries Co., Ltd.
                             12th Floor Hyundai Jeonja Building
                             66 Cheokseon-dong, Chongro-ku
                             Seoul, Korea

                             Attention:     Senior Manager, Patent Department

                             Facsimile:     011-82-2733-2145

               Company:      Maxtor Corporation
                             2190 Miller Drive
                             Longmont, Colorado 80501 U.S.A.

                             Attention:     Mr. Glenn H. Stevens
                                            Vice President and General Counsel

                             Facsimile:     (303) 678-3111

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 4.11.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                               MAXTOR CORPORATION



                               By: /s/ GLENN H. STEVENS
                                  ----------------------------------------------
                                   Glenn H. Stevens, Vice President,
                                   General Counsel and Secretary


                                                             INDEMNITY AGREEMENT
                                                                   June 25, 1998
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                               HYUNDAI ELECTRONICS
                               INDUSTRIES CO., LTD.


                               By: /s/ D.S. Chung
                                   ---------------------------------------------
                               Name:   D.S. Chung
                                    --------------------------------------------
                               Title:  Director
                                     -------------------------------------------















                                                             INDEMNITY AGREEMENT
                                                                   June 25, 1998
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